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INVESTMENT SUBADVISORY AGREEMENT

            INVESTMENT SUBADVISORY AGREEMENT, effective _______ __, 2012, by and between Calvert INVESTMENT Management, Inc., a Delaware corporation registered as an investment advisor under the Investment Advisers Act of 1940 (the "Advisor"), and HERMES INVESTMENT MANAGEMENT LIMITED a limited liability company incorporated in England and Wales and registered as an investment advisor under the Investment Advisers Act of 1940 (the "Subadvisor").

            WHEREAS, the Advisor is the investment advisor to Calvert World Values Fund, Inc.,  an open-end,  investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

            WHEREAS, the Advisor desires to retain the Subadvisor to furnish it with certain investment advisory services in connection with the Advisor's investment advisory activities on behalf of the Calvert Emerging Markets Equity Fund, a series of Calvert World Values Fund, Inc., and any additional series thereof, for which Schedules are attached hereto (each such series referred to individually as a  "Fund");

            NOW, THEREFORE, in consideration of the promises and the terms and conditions hereinafter set forth, it is agreed as follows:

            1.         Services to be Rendered by the Subadvisor to the Fund.

                        (a) Investment Program.  Subject to the control of the Calvert World Values Fund, Inc. Board of Directors ("Directors") and the Advisor, the Subadvisor at its expense continuously will furnish to the Fund an investment program for such portion, if any, of Fund assets designated by the Advisor from time to time. With respect to such assets, the Subadvisor will make investment decisions, which are subject to Section 1(g) of this Agreement, and will place all orders for the purchase and sale of portfolio securities. The Subadvisor will for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized, have no authority to act for or represent the Fund or the Advisor in any way or otherwise be deemed an agent of the Fund or the Advisor. In the performance of its duties, the Subadvisor will act in the best interests of the Fund and will comply with (i) applicable laws and regulations, including, but not limited to, the 1940 Act, and Subchapter M of the Internal Revenue Code of 1986, as amended, (ii) the terms of this Agreement, (iii) the Fund's Articles of Incorporation,  Bylaws and Registration Statement as from time to time amended, (iv) relevant undertakings provided to State securities regulators, (v) the stated investment objective, policies and restrictions of the Fund, and (vi) such other guidelines as the Board of Directors or Advisor may establish. The Advisor shall be responsible for providing the Subadvisor with current copies of the materials specified in Subsections (a)(iii), (iv), (v) and (vi) of this Section 1.

(b) Availability of Personnel. The Subadvisor at its expense will make available to the Directors and Advisor at reasonable times, its portfolio managers and other appropriate personnel, either in person, or, at the mutual convenience of the Advisor and the Subadvisor, by telephone, in order to review the Fund's investment policies and to consult with the Directors and Advisor regarding the Fund's investment affairs, including economic, statistical and investment matters relevant to the Subadvisor's duties hereunder, and will provide periodic reports to the Advisor relating to the investment strategies it employs.

                        (c) Expenses, Salaries and Facilities.  The Subadvisor will pay all expenses incurred by it in connection with its activities under this Agreement, including but not limited to, all salaries of personnel and facilities required for it to execute its duties under this Agreement. The Subadvisor shall have no liability for the cost of securities and other investments, including any brokerage commissions, which shall be borne by the Fund.

                        (d) Compliance Reports.  The Subadvisor at its expense will provide the Advisor with such compliance reports relating to its duties under this Agreement as may be agreed upon by such parties from time to time.

            (e) Valuation.  The Subadvisor will assist the Fund and its agents, at their request, in determining whether prices obtained for valuation purposes accurately reflect market price information and shall assist the Directors and Advisor in any fair value determinations as necessary, relating to the assets of the Fund for which the Subadvisor has responsibility on a daily basis (unless otherwise agreed upon by the parties hereto) and at such other times as the Advisor shall reasonably request.

            (f) Executing Portfolio Transactions.

            i) Brokerage.  In selecting brokers and dealers to execute purchases and sales of investments for the Fund, the Subadvisor will use its best efforts to obtain the most favorable price and execution available in accordance with this paragraph. The Subadvisor agrees to provide the Advisor and the Fund with copies of its policy with respect to allocation of brokerage on trades for the Fund. Subject to the policies adopted by the Fund's Directors, the Subadvisor, in carrying out its duties under Section 1(a), may cause the Fund to pay a broker-dealer which furnishes brokerage or research services, as such services are defined under Section 28(e) of the Securities Exchange Act of 1934, as amended (the "34 Act") or formal/informal staff opinions a higher commission than that which might be charged by another broker-dealer which does not furnish brokerage or research services or which furnishes brokerage or research services deemed to be of lesser value, if such commission is deemed reasonable in relation to the brokerage and research services provided by the broker-dealer, viewed in terms of either that particular transaction or the overall responsibilities of the subadvisor with respect to the accounts as to which it exercises investment discretion (as such term is defined under Section 3(a)(35) of the '34 Act or rules thereunder).

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                                    ii) Aggregate Transactions.  In executing portfolio transactions for the Fund, the Subadvisor may, but will not be obligated to, aggregate the securities to be sold or purchased with those of its other clients where such aggregation is not inconsistent with the policies of the Fund, to the extent permitted by applicable laws and regulations. If the Subadvisor chooses to aggregate sales or purchases, it will allocate the securities as well as the expenses incurred in the transaction in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Fund and its other clients involved in the transaction.

 iii) Directed Brokerage.  The Advisor may direct the Subadvisor to use a particular broker or dealer for one or more trades if, in the sole opinion of the Advisor, it is in the best interest of the Fund to do so and is in compliance with federal and state securities laws.

(iv) Reports on Portfolio Transactions.  The Subadvisor shall provide to the Advisor and the Directors such reports in respect to the placement of portfolio transactions, for the Fund as the Advisor or the Directors may reasonably request and, upon such request, will provide the Advisor and the Directors with its policies and practices with respect to “soft dollar” transactions and aggregate trading.

v) Brokerage Accounts.  The Advisor authorizes and empowers the Subadvisor to direct the Fund’s custodian to open and maintain brokerage accounts for securities and other property, including financial and commodity futures and commodities and options thereon (all such accounts hereinafter called “brokerage accounts”) for and in the name of the Fund and to execute for the Fund as its agent and attorney-in-fact standard customer agreements with such broker or brokers as the Subadvisor shall select as provided above.  The Subadvisor may, using such of the securities and other property in the Fund as the Subadvisor deems necessary or desirable, direct the Fund’s custodian to deposit for the Fund original and maintenance brokerage and margin deposits and otherwise direct payments of cash, cash equivalents and securities and other property into such brokerage accounts and to such brokers as the Subadvisor deems desirable or appropriate.

            (g) Application of Sustainable and Socially Responsible Investment Criteria.

i) Advisor’s Responsibility.  The Advisor is responsible for screening those investments of the Fund subject to sustainable and socially responsible screening ("Securities") to determine that the Securities meet the Fund's sustainable and socially responsible investment criteria, as may be amended from time to time by the Directors and for notifying the Subadvisor of its determination.

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ii) Subadvisor’s Responsibility.

            (a)        Potential Investments.  The Subadvisor will buy only those Securities permitted by the Fund’s investment program, which the Advisor determines to pass the Fund's sustainable and socially responsible investment criteria.

(b)        Portfolio Holdings that become a “Fail”.  In the event that the Advisor notifies the Subadvisor that a security already in the Fund’s portfolio no longer passes the Fund’s sustainable and socially responsible investment criteria, the Advisor shall instruct the Subadvisor whether the Subadvisor should dispose of the security immediately or at such time as the Subadvisor believes would be least detrimental to the Fund.  To the extent instructed by the Advisor, the Subadvisor shall have no liability for the disposition of any securities under this sub-paragraph.  With respect to this sub-paragraph, the form of notification shall be mutually agreed upon by the parties.

            (h) Voting Proxies. The Subadvisor agrees to take appropriate action (which includes voting) on all proxies for the Fund's portfolio investments in a timely manner in accordance with the Fund’s Proxy Voting Guidelines, (a copy of which has been provided to the Subadvisor) to the extent that the Subadvisor receives timely notice that the Advisor no longer will be voting proxies for the Fund’s portfolio investments.

Accordingly, in the situation where the Advisor has assumed responsibility for voting proxies for the Fund’s portfolio investments, the Subadvisor agrees to take any and all appropriate actions to facilitate the Advisor’s timely receipt of all proxies for the Fund's portfolio investments, which the Advisor, in turn, will vote.

            (i) Furnishing Information for the Fund's Proxies and Other Required Mailings. The Subadvisor agrees to provide the Advisor in a timely manner with all information relating to the Subadvisor, necessary, including the Subadvisor's certified balance sheet and information concerning the Subadvisor's controlling persons, for preparation of the Fund's proxy statements or other required mailings, as may be needed from time to time.

            2.         Books, Records and Procedures.

(a) In connection with the purchase and sale of the Fund's portfolio securities, the Subadvisor shall arrange for the transmission to the Fund's custodian, and/or the Advisor on a daily basis, of such confirmations, trade tickets or other documentation as may be necessary to enable the Advisor to perform its accounting and administrative responsibilities with respect to the management of the Fund.

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(b) The Subadvisor warrants that it is duly registered and in good standing as a registered investment advisor with the U.S. Securities and Exchange Commission and that it is authorized and regulated by the United Kingdom Financial Services Authority.  Pursuant to Rule 31a-3 under the 1940 Act, Rule 204-2 under the Investment Advisors Act of 1940 and any other applicable laws, rules or regulations regarding recordkeeping, the Subadvisor agrees that: (i) all records it maintains for the Fund are the property of the Fund; (ii) it will surrender promptly to the Fund or Advisor any such records upon the Fund's or Advisor's request; (iii) it will maintain for the Fund the records that the Fund is required to maintain under Rule 31a-1(b) or any other applicable rule insofar as such records relate to the investment affairs of the Fund for which the Subadvisor has responsibility under this Agreement; and (iv) it will preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records it maintains for the Fund.

(c) The Subadvisor represents that it has adopted and will maintain at all times a suitable Code of Ethics that covers its activities with respect to its services to the Fund. Further, the Subadvisor will not undertake, or permit such persons to undertake, any activities which, in its judgment, will adversely affect the performance of its obligations under this Agreement, or under the Code of Ethics.

(d) The Subadvisor represents that it has adopted and will maintain at all times written supervisory procedures in accordance with Rule 206(4)-7 under the Investment Advisors Act of 1940 that are reasonable designed to prevent violations of the federal securities laws.

(e) The Subadvisor periodically shall supply to the Board of Directors its policies on “soft dollars”, trade allocations and brokerage allocation, such other policies and procedures as may be required under Rule 38a-1 of the 1940 Act and Rule 206(4)-7 of the Investment Advisers Act of 1940 and any other material the Advisor may reasonably request.

(f) The Subadvisor shall maintain appropriate fidelity bond and errors and omission insurance policies.

3.        Exclusivity.  Each party and its affiliates may have advisory, management service or other agreements with other organizations and persons, and may have other interests and businesses; provided, however, that during the term of the Agreement, the Subadvisor will not provide investment advisory services ("Services") to any other investment company offered to the public and registered under the 1940 Act (“40 Act Company”) having the same or a substantially similar investment strategy to that of the Calvert Emerging Markets Equity Fund and which is “socially screened”, as that term is commonly understood.

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4.         Compensation.  The Advisor will pay to the Subadvisor as compensation for the Subadvisor's services rendered pursuant to this Agreement an annual Subadvisory fee as specified in one or more Schedules attached hereto and made part of this Agreement. Such fees shall be paid by the Advisor (and not by the Fund). Such fees shall be payable for each month within 15 business days after the end of such month. If the Subadvisor shall serve for less than the whole of a month, the compensation as specified shall be prorated based on the portion of the month for which services were provided. The Schedules may be amended from time to time, in writing agreed to by the Advisor and the Subadvisor, provided that amendments are made in conformity with applicable laws and regulations and the Articles of Incorporation and Bylaws of the Fund. Any change in the Schedule pertaining to any new or existing series of the Fund shall not be deemed to affect the interest of any other series of the Fund and shall not require the approval of shareholders of any other series of the Fund.

Any compensation payable under this paragraph shall exclude any assets invested under the Fund’s High Social Impact Investments and/or Special Equities programs.

5.         Assignment and Amendment of Agreement.  This Agreement automatically shall terminate without the payment of any penalty in the event of its assignment (as defined under the 1940 Act) or if the Investment Advisory Agreement between the Advisor and the Fund  shall terminate for any reason. This Agreement constitutes the entire agreement between the parties, and may not be amended unless, if required by Securities and Exchange Commission rules and regulations, such amendment is approved by the affirmative vote of a majority of the outstanding shares of the Fund, and by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the Directors of Calvert World Values Fund, Inc. who are not interested persons of the Fund, the Advisor or the Subadvisor.

6.         Duration and Termination of the Agreement. This Agreement shall become effective upon its execution; provided, however, that this Agreement shall not become effective with respect to any Fund now existing or hereafter created unless it has first been approved (a) by a vote of the majority of those Directors of Calvert World Values Fund, Inc. who are not parties to this Agreement or interested persons of such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by a vote of a majority of that Fund’s outstanding voting securities or as otherwise provided by law, or pursuant to an exemptive order governing such vote. This Agreement shall remain in full force and effect with respect to a  Fund continuously thereafter (unless terminated automatically as set forth in Section 5) except as follows:

            (a) Calvert World Values Fund, Inc. may at any time terminate this Agreement without penalty with respect to any or all Funds by providing not less than 60 days' written notice delivered or mailed by registered mail, postage prepaid, to the Advisor and the Subadvisor. Such termination can be authorized by the affirmative vote of a majority of the (i) Directors of Calvert World Values Fund, Inc. or (ii) outstanding voting securities of the applicable series of the Fund.

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            (b) This Agreement will terminate automatically with respect to a  Fund unless, within two years of the effective date of that Fund, and at least annually thereafter, the continuance of this Agreement is specifically approved by (i) the Directors of Calvert World Values Fund, Inc. or the shareholders of such Fund by the affirmative vote of a majority of the outstanding shares of such Fund, and (ii) a majority of the Directors of Calvert World Values Fund, Inc., who are not interested persons of the Fund, Advisor or Subadvisor, by vote cast in person at a meeting called for the purpose of voting on such approval. If the continuance of this Agreement is submitted to the shareholders of any series for their approval and such shareholders fail to approve such continuance as provided herein, the Subadvisor may continue to serve hereunder in a manner consistent with the 1940 Act and the rules and regulations thereunder.

            (c) The Advisor may at any time terminate this Agreement with respect to any or all Funds by not less than 60 days' written notice delivered or mailed by registered mail, postage prepaid, to the Subadvisor, and the Subadvisor may at any time terminate this Agreement with respect to any or all series by not less than 90  days’ written notice delivered or mailed by registered mail, postage prepaid, to the Advisor, unless otherwise mutually agreed in writing.

            (d) The Advisor may terminate this Agreement with respect to any or all Funds immediately by written notice if the Confidentiality and Non-Use Agreement referred to in Section 11 of this Agreement is, in the sole opinion of the Advisor, violated.

Upon termination of this Agreement with respect to any Fund,

            (a) The duties of the Advisor delegated to the Subadvisor under this Agreement with respect to such Fund automatically shall revert to the Advisor, and

            (b) Both parties agree to use reasonable efforts to jointly issue public statements, other than those public statements required by law, regarding the termination.

7.         Notification to the Advisor.  The Subadvisor promptly shall notify the Advisor in writing of the occurrence of any of the following events:

                        (a) the Subadvisor shall fail to be registered as an investment advisor under the Investment Advisers Act of 1940, as amended;

                        (b) the Subadvisor shall have been served or otherwise have notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Fund; or

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                        (c) a material violation of the Subadvisor's Code of Ethics is discovered and, again, when action has been taken to rectify such violation; or

                        (d) any other event, including but not limited to, a change in executive personnel or the addition or loss of major clients of the Subadvisor that might materially affect the ability of the Subadvisor to provide the services provided for under this Agreement.

8.         Definitions.  For the purposes of this Agreement, the terms "vote of a majority of the outstanding Shares," "affiliated person," "control," "interested person" and "assignment" shall have their respective meanings as defined in the 1940 Act and the rules and regulations thereunder subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under said Act; and the term "specifically approve at least annually" shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder.

9.         Indemnification.  The Subadvisor shall indemnify and hold harmless the Advisor, the Fund and their respective Directors, officers and shareholders from any and all claims, losses, expenses, obligation and liabilities (including reasonable attorneys fees) arising or resulting from the Subadvisor's willful misfeasance, bad faith, gross negligence or reckless disregard of its duties hereunder.

            The Subadvisor shall indemnify and hold harmless the Advisor, the Fund and their respective Directors, officers and shareholders from any and all claims, losses, expenses, obligation and liabilities (including reasonable attorneys fees) which arise solely on account of any Subadvisor’s action(s) in respect to any change of control in Subadvisor and are not otherwise typically borne by the Fund.  These expenses shall include but are not limited to, the cost of notice to shareholders of any meeting or vote necessary to approve the Investment Subadvisory Agreement and the cost of reprinting shareholder communications describing the new Investment Subadvisory Agreement.

            The Subadvisor will not be liable to the Advisor, the Fund or their respective Directors, officers and shareholders for: a) any loss arising from the Subadvisor’s adherence to the Advisor’s instructions or b) any act or failure to act by the Fund’s custodian.

            The Advisor shall indemnify and hold harmless the Subadvisor, the Fund, their respective Directors, officers and shareholders from any and all claims, losses, expenses, obligation and liabilities (including reasonable attorneys fees) arising or resulting from the Advisor's willful misfeasance, bad faith, gross negligence or reckless disregard of its duties hereunder or under its Investment Advisory Agreement with the Fund.

            This Section 9 shall survive the termination of this Agreement.

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10.       Applicable Law and Jurisdiction. This Agreement shall be governed by Maryland law, and any dispute arising from this Agreement or the services rendered hereunder shall be resolved through legal proceedings, whether state, federal, or otherwise, conducted in the State of Maryland or in such other manner or jurisdiction as shall be mutually agreed upon by the parties hereto.

11.       Confidentiality; Use of Name.  This Agreement is not binding on the Advisor unless the Subadvisor has signed and is subject to a confidentiality and non-use agreement (“Non-Use Agreement”) not materially different than the one attached hereto as Exhibit 1.  For a period of two (2) years from the date of termination of the Agreement, the Subadvisor shall not attempt to develop, market or sell any product, which uses or employs any Confidential Information, as that term is defined in the Non-Use Agreement.

It is acknowledged and agreed that the names of the Advisor, the Subadvisor, and the Fund or its service providers, and derivatives of either, as well as any logo that is now or shall later become associated with either name ("Marks") are valuable property.  The parties agree neither will use the name of the other, or any Mark, without the prior written consent of the other party, except to the extent that such use is limited to the name, performance data, biographical data and other pertinent data  by the Advisor for use in marketing and sales literature, provided that any such marketing and sales literature shall not be used by the Advisor without the  prior written consent of Advisor or the Subadvisor, as the case may be, which consent shall not be unreasonably withheld.  The provisions of this Section 11 shall survive termination of this Agreement.

12.       Miscellaneous.  Notices of any kind to be given to a party hereunder shall be in writing and shall be duly given if mailed, delivered or communicated by answer back facsimile transmission or electronic mail to such party at the addresses set forth in this Agreement, attention General Counsel (in the case of Advisor) / attention Company Secretary (in the case of Subadvisor), or at such other address or to such other person as a party may from time to time specify.

            Subadvisor agrees that for a period of two (2) years from the date of termination of this Agreement, it shall not, directly or indirectly, hire, employ or engage, or attempt to hire, employ or engage any employee of the Advisor or any affiliate thereof without the prior written permission of the Advisor.

            Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof. The captions in this Agreement are included for convenience only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

The Advisor and the Subadvisor each represents and warrants that it has the power to execute and deliver this Agreement and any other documentation relating hereto and to perform its respective obligations under this Agreement and that it has taken all necessary action to authorize such execution delivery and performance.  Such execution, delivery and performance do not violate or conflict with any law applicable to the Advisor or the Subadvisor, respectively, any order of judgment of any court or other governmental agency, or any contractual restriction binding on or affecting the Advisor or the Subadvisors, respectively.  The obligations of the Advisor and the Subadvisors, respectively, under this Agreement constitute their respective legal, valid and binding obligations, enforceable against each of them in accordance with the terms hereof.

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The Advisor acknowledges receipt of and accepts the Best Execution Policy, the Conflict Management Disclosure Statement and the Investment Risks Statement as supplied by the Subadvisor to the Advisor on or before the commencement of this Agreement. The Advisor further acknowledges and warrants receipt of the Subadvisor’s Form ADV Parts 2A and 2B at least 48 hours before the effective date of this agreement. The parties agree that any subsequent deliveries of the Form ADV or any amendment thereto may be offered to be delivered or delivered to the Advisor by electronic mail at William.Tartikoff@Calvert.com. The Advisor understands that it may revoke this consent to electronic delivery at any time by written notice to the Subadvisor and that a hard copy of the Form ADV may be requested at any time.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed in duplicate on its behalf by its duly authorized representative, all as of the day and year first above written.

Witness:                                              CALVERT INVESTMENT MANAGEMENT, INC.

BY:_______________________       BY:______________________________________

Witness:                                              HERMES INVESTMENT MANAGEMENT LIMITED

BY:________________________     BY:_______________________________________

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Schedule to the Investment Subadvisory Agreement

between Calvert Investment  Management, Inc.

and Hermes Investment Management Limited

            Pursuant to the recitals of the Investment Subadvisory Agreement between Calvert Investment  Management, Inc. (the “Advisor”) and Hermes Investment Management Limited (the “Subadvisor”), the Subadvisor is retained to furnish the Advisor with advisory services in connection with the Advisor’s investment advisory activities on behalf of the following Fund(s):

CALVERT EMERGING MARKETS EQUITY FUND

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Schedule to the Investment Subadvisory Agreement

between Calvert Investment  Management, Inc.

and Hermes Investment Management Limited

As compensation pursuant to Section 4 of the Subadvisory Agreement between Calvert Investment  Management, Inc. (the "Advisor")  and Hermes Investment Management Limited (the "Subadvisor"),  the Advisor shall pay the Subadvisor an annual subadvisory fee for the Calvert Emerging Markets Equity Fund (the "Fund"), a series of Calvert World Values Fund, Inc.

Fee.  The annual Fee will consist of a fee, computed daily and payable monthly, at an annual rate equal to 0.65%  of the average daily net assets of the Fund under the management of the Subadvisor.*

* Per Section 4  of the Subadvisory Agreement, the Fee excludes any assets invested in the Fund’s High Social Impact Investments and/or Special Equities programs.

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